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Exhibit (2):  Opinion and Consent of Counsel.


September 22, 2000


Companion Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE  68175


To Whom It May Concern:

With reference to the Registration Number 333-41172 on Form S-6 filed by Companion Life Insurance Company and Companion Life Separate Account B with the Securities and Exchange Commission covering variable life insurance contracts, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Companion Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue variable life insurance contracts by the New York Department of Insurance.

2. Companion Life Separate Account B is a duly authorized and existing separate account established pursuant to New York law.

3. The variable life insurance contracts, when issued as contemplated by the Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of Companion Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the Pre-Effective Amendment to the Form S-6 Registration Statement and to the use of my name under the caption "Legal Proceedings" in the Prospectus contained in the Registration Statement.

Sincerely,

/s/ Thomas J. McCusker
General Counsel
Companion Life Insurance Company